Exhibit 11


                       COMPUTATION OF PER SHARE EARNINGS

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                                    Exhibit 11
                        Statement Re: Computation of Per Share Earnings

                                Three Months Ended         Nine Months Ended
                                      July 31,                  July 31,
                               -------------------        ------------------
                               1997           1996        1997         1996
                              ------        ------       ------       ------
                          Fully           Fully           Fully           Fully
                 Primary Diluted Primary Diluted Primary Diluted Primary Diluted

(in thousands, except per share amount)

Net income .............   $2,534 $2,534  $957  $957 $9,750 $9,750 $2,554 $2,554

Weighted average shares
  outstanding ..........    6,536  6,536 5,759 5,759  6,535  6,535  5,538  5,538

Assumed issuances under
  stock options plans ..      154    164   161   161    140    164    141    141
                            -----  ----- ----- -----  -----  -----  -----  -----
                            6,690  6,700 5,920 5,920  6,675  6,699  5,679  5,679
                            =====  ===== ===== =====  =====  =====  =====  =====

Earnings per common share   $0.38  $0.38 $0.16 $0.16  $1.46  $1.46  $0.45  $0.45
                            =====  ===== ===== =====  =====  =====  =====  =====